UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2010 (January 29, 2010)

Newcastle Investment Corp.

(Exact name of Registrant as specified in its charter)

Maryland	001-31458	81-0559116
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor
New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (212) 798-6100

Not Applicable

(Former name of former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 29, 2010, Newcastle Investment Corp. (together with its wholly-owned taxable REIT subsidiary, NIC TRS LLC, the “Company”), entered into an Exchange Agreement, dated as of January 29, 2010 (the “Exchange Agreement”), with Taberna Capital Management, LLC and certain of its affiliates (collectively, “Taberna”), pursuant to which the Company and Taberna agreed to exchange (the “Exchange”) approximately $51.891 million aggregate principal amount of junior subordinated notes due 2035 for approximately $37.625 million face amount of previously issued CDO securities and approximately $9.7 million of cash held by the Company. In connection with the Exchange, the Company paid or reimbursed certain expenses incurred by Taberna, various indenture trustees and their respective advisors in accordance with the terms of the Exchange Agreement. The Company expects to close the transaction by mid-February 2010, subject to the conditions set forth in the Exchange Agreement.

A copy of the Exchange Agreement is attached hereto as Exhibit 10.1, and is incorporated by reference herein.

Item 9.01.	Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Exchange Agreement, dated as of January 29, 2010, by and among Newcastle Investment Corp., Taberna Capital Management, LLC, Taberna Preferred Funding IV, Ltd., Taberna Preferred Funding V, Ltd., Taberna Preferred Funding VI, Ltd. and Taberna Preferred Funding VII, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 1, 2010

Newcastle Investment Corp.

By:	/s/ BRIAN C. SIGMAN
Brian C. Sigman Chief Financial Officer